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                                                                  Press Release
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                                             Contact:          Denise DesChenes
                                                        Citigate Sard Verbinnen
                                                                 (212) 687-8080

               FOAMEX ANNOUNCES PROPOSED $200 MILLION OFFERING OF
                              SENIOR SECURED NOTES


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     LINWOOD,  PENNSYLVANIA,  March 6, 2002 - Marshall  S. Cogan,  Chairman  and
Founder of Foamex International Inc. (NASDAQ: FMXI), today announced that Foamex's wholly-owned subsidiaries, Foamex L.P. and Foamex Capital Corporation, plan to offer $200 million of senior secured notes in a private offering. The net proceeds of the offering will be used to repay a portion of Foamex L.P.'s outstanding indebtedness under its credit facility. The offering of the senior secured notes is expected to close by the end of the month.

     The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

     The matters described in this press release contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Foamex has based these forward-looking statements on its current expectations and projections about future results, and the actual results may differ materially from those anticipated in such statements. Forward-looking statements are affected by risks, uncertainties and assumptions that Foamex makes, including, among other things, its ability to implement customer selling price increases in response to higher raw material costs, raw material price increases, general economic conditions, conditions in the capital markets, the interest rate environment, the level of automotive production, carpet production, furniture and bedding production and housing starts, the completion of various restructuring/consolidation plans, the achievement of management's business plans, its

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capital and debt structure (including various financial  covenants),  litigation and changes in environmental legislation and environmental conditions. Readers should be aware that any forward-looking statement made in this press release, or elsewhere, speaks only as of the date on which it is made. Foamex assumes no obligation to update such information.

     Foamex, headquartered in Linwood, Pennsylvania, is the world's leading producer of comfort cushioning for bedding, furniture, carpet cushion and automotive markets. The company also manufactures high-performance polymers for diverse applications in the industrial, aerospace, defense, electronics and computer industries as well as filtration and acoustical applications for the home. Revenues for 2000 were $1.3 billion.

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